UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date earliest event reported): August 24, 2010

INTERACTIVE SYSTEMS WORLDWIDE INC.

(exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-21831	22-3375134
(Commission File Number)	(IRS Employer Identification Number)

3363 Corte del Cruce Carlsbad, Ca	92009
(Address of principal executive offices)	(Zip Code)

(973) 256-8181

Registrant’s Telephone Number, Including Area Code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02   DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

At a Board of Directors meeting held on August 24th, 2010, the Board elected Steve Johns to the position of Chairman of the Company’s Board of Directors, effective immediately.  Mr. Johns, who is 55 years old, is currently Chief Executive Officer of the Company, responsible for all aspects of the operation for both the Company and for its wholly owned UK subsidiary, Global Interactive Gaming Limited (“GIG”).    Mr. Johns has been a member of the Company's Board of Directors since January 26, 2010.  The Board thanks Mr. Albanese for his prior role as Chairman of the Board and his years of Service to the Company.  Mr. Albanese will remain as a member of the Board as a Director.

ITEM 4.01. CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT

On August 16, 2010, Interactive Systems Worldwide, Inc. (the "Company") was notified that Eisner LLP (“Eisner”) an independent registered public accounting firm combined its practice with that of Amper, Politziner and Mattia, LLP ("Amper") and the combined practice operates under the name EisnerAmper LLP (“EisnerAmper”).  On September 17, 2010, the Company was notified that the client-auditor relationship between the Company and EisnerAmper had ceased.

The Company has not filed a Form 10QSB since its report for the quarter ended March 31, 2008.  During the Company's fiscal years ended September 30, 2007 and September 30, 2006, the last fiscal years for which Eisner performed an audit (the "Fiscal Years"), and through the date of this Current Report on Form 8-K, there were (i) no disagreements with Eisner on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Eisner, would have caused Eisner to make reference thereto in its reports on the Company’s financial statements for such fiscal years; and (ii) no reportable events as set forth in Item 304(a)(1)(v) of Regulation S-K.

The audit report of Eisner on the consolidated financial statements of the Company as of and for the Fiscal Years did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles, except as set forth in the following sentence.  The report of Eisner on the Company's consolidated financial statements as of and for the fiscal year ended September 30, 2007, however, contained an explanatory paragraph disclosing that there was substantial doubt as to the Company's ability to continue as a going concern.

The Company has provided EisnerAmper a copy of the disclosures in this Current Report on Form 8-K/A and has requested that EisnerAmper furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not EisnerAmper agrees with the Company's statements in this Item 4.01.  A copy of the letter dated September 17, 2010 furnished by EisnerAmper in response to that request, stating its agreement, is filed as Exhibit 16.1 to this Current Report on Form 8-K.

ITEM 8.01.    OTHER EVENTS

Cash Flow.  - There have been significant changes to the Company’s operations which have positively impacted the Company’s cash flow since it last reported to the public:

•	The Company closed the NJ office
•	The Company reduced its staff in the UK
•
The Company, in cooperation with Ladbrokes, revised its policy regarding the maximum stake amount (i.e. the size of the wager) allowed for wagers received from Ladbrokes’ customers.  This has resulted in a larger average bet size and greater revenues.

•	The Company negotiated larger minimum payments from Sportingbet
•	The Company’s revenues have increased due to increased wagering related to the World Cup tournament held for four weeks in June and July 2010.

As a result of all these changes, the Company’s unaudited monthly net cash flow, which historically had been negative, has turned positive for the period from June through August 2010.  The Company has continued to generate positive cash flow in the current month, even though the World Cup has ended.  However, there is no assurance that the Company will continue to generate positive cash flow, or that the increased revenues will continue in the future.

Strategic Relationships.  - In recent months, the company has had discussions, and in some cases has begun cooperative efforts, with a variety of companies and consultants in both the US and UK. The purposes of these efforts are to accomplish a variety of missions, including, but not limited to:

•	Identifying and engaging with gaming companies for strategic partnerships

•	Identifying and engaging with gaming companies to use the Company’s products and services

•	Identifying and engaging with gaming companies to explore new markets

•	Investigating opportunities for diversification into new non-gaming markets

In addition, the Company will begin posting informational corporate updates on the ISW.com website on a bi-monthly basis with information allowed by SEC Regulations

ITEM 9.01.  FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

16.1    Letter dated September 17, 2010, from EisnerAmper LLP.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERACTIVE SYSTEMS WORLDWIDE INC. (Registrant)

By:	/s/ Steve Johns
Steve Johns
Chief Executive Officer

Date:  September 21, 2010